Exhibit 99.1

For Immediate Release	Contacts:	Variflex, Inc.
Petar Katurich
805/523-0322

Sitrick And Company
Jeff Lloyd
310/788-2850

Variflex Reports Third Quarter Results

Revenues and Net Income increase 56% and 145%, respectively

MOORPARK, California, — May 27, 2003 —Variflex, Inc. (Nasdaq: VFLX), a leading provider of recreational consumer products, today reported the results for the third fiscal quarter ended April 30, 2003. The Company reported net sales for the quarter of $21.3 million compared to $13.7 million for the third quarter of 2002, an increase of $7.6 million or 56% and also reported net income for the quarter of $1,338,000 or $0.29 per diluted share, compared to net income of $546,000, or $0.12 per diluted share for the third quarter of 2002.

Net sales for the nine month period ended April 30, 2003 were $43.8 million compared to $30.2 million for the comparable period in the prior year, an increase of $13.6 million or 45% and reported net income of $680,000 or $0.15 per diluted share, compared to a net loss of $1,842,000 or ($0.40) per diluted share for the comparable period.

Jay Losi, Variflex’s CEO, stated, “Good business execution — from new product development to sales and delivery — enabled the Company to achieve significant increases in sales and profits in the quarter and year-to-date. Continued growth in both our action sport and outdoor product categories drove the sales increases. Our balance sheet remains strong which provides us with significant flexibility to develop and market our products, and to pursue other opportunities”.

Variflex, Inc. designs and develops specialty consumer products that are manufactured to the Company’s detailed specifications by independent contractors, and are then distributed in the U.S. and worldwide through the Company’s established retail distribution network. Variflex benefits from sales of its core sporting goods products through licensing agreements carrying the “Rocket Power”, “Sponge Bob Square Pants”, Jimmy Neutron” and “Tracker” brand names. Current products include in-line skates, skateboards, recreational protective equipment (such as wrist guards, elbow pads and kneepads used by skaters and skateboarders) helmets, portable instant canopies and springless trampolines.

The Company may make certain statements that contain “forward-looking” information or statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Words such as “pursue” and similar expressions are intended to identify such forward-looking statements. There are risks and uncertainties that may affect our future operating results, business and financial condition, including but not limited to those listed in the Company’s most recent annual report on form 10K.

Note: Tables Follow

VARIFLEX, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Nine Months Ended April 30		Three Months Ended April 30
	2003	2002	2003	2002
	(unaudited)		(unaudited)
Net sales	$43,785	$30,168	$21,303	$13,663
Cost of goods sold	36,712	26,033	17,260	10,984

Gross profit	7,073	4,135	4,043	2,679

Operating expenses:
Selling and marketing	1,866	1,761	808	764
General and administrative	4,109	4,463	1,409	1,419

Total operating expenses	5,975	6,224	2,217	2,183

Income/(loss) from operations	1,098	(2,089)	1,826	496

Other income (expense):
Interest expense	(62)	(69)	(22)	(23)
Interest income and other	149	316	39	73

Total other income (expense)	87	247	17	50

Income/(loss) before income taxes	1,185	(1,842)	1,843	546
Provision for income taxes	505	0	505	0

Net income/(loss)	$680	$(1,842)	$1,338	$546

Net income/(loss) per share of common stock:
Basic	$0.15	$(0.40)	$0.29	$0.12

Diluted	$0.15	$(0.40)	$0.29	$0.12

Weighted average shares outstanding:
Basic	4,604	4,602	4,604	4,604

Diluted	4,604	4,602	4,604	4,604